Exhibit 99.1

NEWS RELEASE

Contact:Matthew Miller

717-257-9015

matthew.miller@midpennbank.com

FOR IMMEDIATE RELEASE

Mid Penn Bank Disburses over $290 Million in Loans to Small Businesses Through the Paycheck Protection Program

MILLERSBURG, Pa., (Feb. 22, 2021) -- Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ: MPB), parent company of the wholly-owned subsidiaries Mid Penn Bank(“Bank”) and MPB Financial Services, Inc., announced today that the Bank has approved and disbursed more than $290 million in loans for small businesses since the 2021 Paycheck Protection Program (PPP) portal was opened for community banks on January 19th. The Bank disclosed this information as part of its 8K filing with the U.S. Securities and Exchange Commission.

In the four weeks since the SBA portal was made accessible to community banks to begin processing 2021 PPP Loans, Mid Penn Bank has secured and disbursed loans for 2,047 businesses that employ more than 26,000 workers. The Bank’s team of SBA professionals leaned on the success it created during the first round of PPP in 2020 to create a smooth and efficient process for small business owners to apply and receive funding.

“In the first round of PPP, when we originated over 4,100 PPP loans for small businesses throughout our footprint that desperately needed the funds to protect the paychecks of over 55,000 community members, we established a process and reputation for providing a world class PPP customer experience,” said Mid Penn Bank President and CEO Rory Ritrievi. “Now, four weeks into the second round of PPP, with refinements to the process that make applying even easier, we again are experiencing tremendous success.  The majority of our PPP borrowers in 2021 had received a 2020 PPP loan from us but we are also adding new-to-us borrowers as a result of the reputation we built in that first round. We are excited with these results as we have already originated over 2,000 round 2 loans while protecting another 25,000+ paychecks.”

The Mid Penn Paycheck Protection Program lending team is led by Natalie Falatek, First Vice President and Director of SBA/guaranteed lending. In 2019, Falatek completed the prestigious 7A Accreditation through the National Association of Government Guaranteed Lenders (NAGGL) Advanced Lender Diploma Program. She is one of only 49 lenders in the country to earn the 7A Accreditation. In 2020, Ms. Falatek received the Coleman PPP Lender of the Year award from the Coleman Report.

To learn more about how we can help a business apply for a Paycheck Protection Program loan, please visit our PPP resource page at https://midpennbank.com/ppp-second-draw/ or call our SBA Task Force Hotline at 888-472-9778.

About Mid Penn Bancorp Inc.

Mid Penn Bancorp, Inc. (NASDAQ: MPB), headquartered in Millersburg, Pennsylvania, has been serving the community since 1868. Mid Penn Bank operates retail locations throughout the state of Pennsylvania and has total assets of $3 billion. Its footprint includes Berks, Bucks, Chester, Cumberland, Dauphin, Fayette, Lancaster, Luzerne, Montgomery, Northumberland, Schuylkill and Westmoreland counties. The Bank offers a comprehensive portfolio of products and services to meet the banking needs of the communities it serves. To learn more about Mid Penn Bank, visit www.midpennbank.com.

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